Exhibit 15.3
Consent of Qualified Person

Karst Geo Solutions, LLC (“Karst”), in connection with the annual report on Form 20-F of IperionX Limited for the year ended June 30, 2025 and any further amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”), consents to:

•the incorporation by reference and use of the technical report summary titled “Technical Report Summary for Titan Project” (as amended, the “Technical Report Summary”), as an exhibit to the Form 20-F;

•the use of and references to Karst’s name, including Karst’s status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form 20-F and the Technical Report Summary;

•any extracts from, or summaries of, the Technical Report Summary in the Form 20-F and the use of information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by Karst, that Karst supervised the preparation of and/or that was reviewed and approved by Karst, that is included or incorporated by reference in the Form 20-F; and

•the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-267088) and Form F-3 (File No. 333-273519) of the above items as included in the Form 20-F.

Karst is responsible for authoring, and this consent pertains to, the Technical Report Summary. Karst certifies that it has read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which it is responsible.

Date: October 14, 2025

By: /s/ Adam Karst
Name: Adam Karst
Title: President & Principal Geologist of Karst Geo Solutions, LLC